Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2015 Fourth Quarter Results

Oxford, CT – May 27, 2015 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2015.

Fourth Quarter Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$113.4	$113.4	$113.7	$113.7	-0.3%	-0.3%
Gross margin	$44.9	$44.9	$45.2	$45.2	-0.7%	-0.7%
Gross margin %	39.6%	39.6%	39.8%	39.8%
Operating income	$25.3	$25.4	$25.2	$25.2	0.6%	0.8%
Operating income %	22.3%	22.4%	22.1%	22.1%
Net income	$14.9	$17.1	$18.2	$17.1	-18.0%	0.0%
Diluted EPS	$0.64	$0.73	$0.78	$0.73	-18.0%	0.0%

(1)	Results exclude items in reconciliation below.

Full Year Highlights

	Fiscal 2015		Fiscal 2014		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$445.3	$445.3	$418.9	$418.9	6.3%	6.3%
Gross margin	$170.1	$173.8	$164.8	$164.8	3.2%	5.5%
Gross margin %	38.2%	39.0%	39.3%	39.3%
Operating income	$88.4	$96.5	$88.7	$90.7	-0.2%	6.4%
Operating income %	19.9%	21.7%	21.2%	21.7%
Net income	$58.2	$64.0	$60.2	$59.9	-3.3%	6.9%
Diluted EPS	$2.49	$2.74	$2.59	$2.58	-3.9%	6.2%

(1)	Results exclude items in reconciliation below.

“Our fourth quarter of fiscal 2015 capped a great year in which we achieved record-level sales, operating income, and net income,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “These results were driven by strong performance in our industrial markets and our continued focus on execution. We are also pleased to have recently announced the closing of our acquisition of the Sargent Aerospace & Defense business of Dover Corporation. Sargent is an excellent strategic fit for RBC Bearings that expands and strengthens our offering, and we’re excited to continue to enhance our growth and value creation potential through this acquisition.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2015 were $113.4 million compared to $113.7 million in the fourth quarter of fiscal 2014. Industrial sales increased 0.1% offset by a decline of 0.5% in aerospace and defense. Overall net sales for the quarter were negatively impacted by $1.0 million due to foreign exchange. Excluding the foreign exchange impact, industrial sales increased 0.9% and aerospace and defense increased 0.3%. Gross margin for the fourth quarter was $44.9 million compared to $45.2 million for the same period last year. Gross margin as a percentage of net sales was 39.6% in the fourth quarter of fiscal 2015 compared to 39.8% for the same period last year.

SG&A for the fourth quarter of fiscal 2015 was $19.1 million, a decrease of $0.5 million from $19.6 million for the same period last year. As a percentage of net sales, SG&A was 16.9% for the fourth quarter of fiscal 2015 compared to 17.2% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2015 totaled $0.5 million compared to $0.5 million for the same period last year. For both the fourth quarter of fiscal 2015 and 2014 other operating expenses consisted mainly of amortization of intangibles.

Operating income for the fourth quarter of fiscal 2015 was $25.3 million compared to operating income of $25.2 million for the same period last year. Excluding costs associated with acquisition activity, operating income would have been $25.4 million for the fourth quarter of fiscal 2015 compared to $25.2 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 22.4% compared to 22.1% for the same period last year.

Interest expense, net was $0.2 million for both the fourth quarter of fiscal 2015 and the same period last year.

Other non-operating expense for the fourth quarter of fiscal 2015 was $3.2 million. This was mainly comprised of $3.1 million associated with the translation and re-measurement of non-functional Euro currency on our Swiss balance sheet.

Income tax expense for the fourth quarter of fiscal 2015 was $7.0 million compared to $6.7 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2015 was 31.9% compared to 26.9% for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2015 includes discrete tax benefits of $0.4 million compared to $1.1 million for the same period last year. The effective income tax rate without the discrete tax benefits would have been 34.6% compared to 31.1% for the same period last year.

Net income for the fourth quarter of fiscal 2015 was $14.9 million compared to $18.2 million for the same period last year. Excluding the after tax impact of costs associated with acquisition activity, foreign exchange translation losses, and the discrete tax benefits, net income would have been $17.1 million for the fourth quarter of fiscal 2015, compared to adjusted net income of $17.1 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2015 was 64 cents per share compared to 78 cents per share for the same period last year. Excluding the after tax impact of costs associated with acquisition activity, foreign exchange losses, and the discrete tax benefits, diluted EPS for the fourth quarter of fiscal 2015 would have been 73 cents per share compared to adjusted diluted EPS of 73 cents per share for the same period last year.

Foreign Exchange Translation Impact

On January 15, 2015, the Swiss National Bank, removed its three-year-old foreign exchange cap of Swiss Franc 1.20 against the Euro. The exchange rate at the end of March was approximately 1.02. This change in rates has impacted the translation and re-measurement of the financial statements of our Swiss company, Schaublin S.A. Schaublin S.A. had approximately 16.0 million Euro deposits on their balance sheet. When these Euro deposits are re-measured to the functional currency Swiss Francs, the change in exchange rate is reflected in the income statement in Other Non-Operating Expense. Based on the exchange rate at the end of March, the income statement had a negative impact of approximately $2.5 million after tax on the consolidated income statement in the fourth quarter.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-415-3181 (international callers dial 857-244-7324) and enter conference ID # 85124064. An audio replay of the call will be available from 3:00 p.m. ET May 27, 2015 until 11:59 p.m. ET June 3, 2015. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 94247477. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net sales	$113,417	$113,718	$445,278	$418,886
Cost of sales	68,502	68,477	275,138	254,089
Gross margin	44,915	45,241	170,140	164,797

Operating expenses:
Selling, general and administrative	19,129	19,572	75,908	71,969
Other, net	453	490	5,802	4,178
Total operating expenses	19,582	20,062	81,710	76,147

Operating income	25,333	25,179	88,430	88,650

Interest expense, net	235	249	1,055	1,019
Other non-operating (income) expense	3,176	42	2,820	(122)
Income before income taxes	21,922	24,888	84,555	87,753
Provision for income taxes	6,993	6,685	26,307	27,545
Net income	$14,929	$18,203	$58,248	$60,208

Net income per common share:
Basic	$0.65	$0.79	$2.52	$2.63
Diluted	$0.64	$0.78	$2.49	$2.59

Weighted average common shares:
Basic	23,122,167	22,976,336	23,073,940	22,874,842
Diluted	23,434,502	23,359,817	23,385,061	23,244,241

Dividends per share:	$-	$-	$2.00	$-

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	March 28,	March 29,	March 28,	March 29,
Adjusted Gross Margin:	2015	2014	2015	2014

Reported gross margin	$44,915	$45,241	$170,140	$164,797
Consolidation and restructuring	-	-	3,707	-
Adjusted gross margin	$44,915	$45,241	$173,847	$164,797

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 28,	March 29,	March 28,	March 29,
Adjusted Operating Income:	2015	2014	2015	2014

Reported operating income	$25,333	$25,179	$88,430	$88,650
Consolidation and restructuring	-	-	6,470	1,498
Costs associated with acquisitions	60	-	1,587	501
Fixed asset disposals	-	-	-	43
Adjusted operating income	$25,393	$25,179	$96,487	$90,692

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	March 28,	March 29,	March 28,	March 29,
Adjusted Net Income Per Common Share:	2015	2014	2015	2014

Reported net income	$14,929	$18,203	$58,248	$60,208
Consolidation and restructuring (1)	-	-	3,309	987
Costs associated with acquisitions (1)	39	-	1,051	328
Fixed asset disposals (1)	-	-	-	28
Foreign exchange translation loss (1)	2,496	-	2,496	-
Discrete tax benefit	(410)	(1,054)	(1,108)	(1,659)
Adjusted net income	$17,054	$17,149	$63,996	$59,892
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.74	$0.75	$2.77	$2.62
Diluted	$0.73	$0.73	$2.74	$2.58

Weighted average common shares:
Basic	23,122,167	22,976,336	23,073,940	22,874,842
Diluted	23,434,502	23,359,817	23,385,061	23,244,241

Dividends per share:	$-	$-	$2.00	$-

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
Segment Data, Net External Sales:	2015	2014	2015	2014

Plain bearings segment	$59,067	$60,190	$230,168	$223,099
Roller bearings segment	32,075	29,895	128,702	115,806
Ball bearings segment	14,788	15,846	56,464	49,555
Other segment	7,487	7,787	29,944	30,426
	$113,417	$113,718	$445,278	$418,886

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
Selected Financial Data:	2015	2014	2015	2014

Depreciation and amortization	$3,200	$3,679	$15,045	$14,987

Incentive stock compensation expense	$2,108	$1,534	$8,339	$5,834

Cash provided by operating activities	$9,385	$12,010	$71,790	$47,975

Capital expenditures	$5,027	$6,298	$20,897	$28,920

Total debt			$9,198	$10,447

Cash and short-term investments			$125,455	$123,626

Cash dividends paid to shareholders			$46,014	$-

Repurchase of common stock			$7,060	$1,788

Backlog			$209,550	$218,388